Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Solar Power, Inc.
Roseville, CA.
We hereby consent to the use in the Prospectus of our report dated March 24, 2009 (August 15, 2009 as to paragraph 11 of Note 12 and October 19, 2009 as to paragraph 2 of Note 12 and Note 16) relating to the consolidated financial statements of Solar Power, Inc., which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
MACIAS GINI & O’CONNELL LLP
/s/ Macias Gini & O’Connell LLP
Sacramento, California
October 19, 2009